Exhibit 99.1

Advanced BioPhotonics Inc. and the Research Foundation of State University of New York Enter into Medical Imaging Research Agreement; Company to Co-Sponsor Project in Dynamic Infrared Imaging for Biomedical Applications

     BOHEMIA, N.Y.--(BUSINESS WIRE)--Nov. 14, 2005--Advanced BioPhotonics, Inc. (OTCBB: ABPH - News)(Frankfurt/FSE: YP2), a developer of next-generation medical imaging applications using advanced infrared technology announced today that it has entered into research agreement with the Research Foundation of the State University of New York, a nonprofit, educational corporation acting on behalf of Stony Brook University and the Center for Biotechnology, a New York State Center for Advanced Technology. The project will investigate the use of Advanced BioPhotonics' Dynamic Infrared Imaging Technology (DIRI(R)) in cancer drug discovery as well as in adjunctive diagnosis of breast cancer. The project will potentially be expanded into several other applications including perforator vessel localization for reconstructive surgery, intra-operative neurosurgery, and cancer therapy monitoring (breast cancer, melanoma, etc.). The research will be carried out by Terry Button, Ph.D., Associate Professor, Department of Biomedical Engineering and Radiology, Stony Brook University.
     "We are delighted to be again working with Stony Brook and Dr. Button on these exciting and important applications" said Denis O'Connor, CEO of Advanced BioPhotonics. "Dr. Button was an important early contributor to the work of the company and we look forward to continuing our relationship and supporting Terry in his efforts".
     To conduct this research, the University Medical Center at Stony Brook will employ the company's BioScanIR(R) System, a functional medical imaging modality that provides a fast, non-invasive, radiation free method for detecting diseases that affect blood perfusion. The agreement can be continued for a period of up to five years.
     "The BioScanIR moves biomedical infrared from a stationary imaging technology to a dynamic imaging technology. This is the equivalent to the advancement from still photos to moving pictures in photography." said Dr. Button. "With this advancement we can observe blood perfusion and plan to use this capability to study the BioScanIR's application to a variety of clinical challenges including the detection of cancer, monitoring therapies, wound healing and guidance of surgery to name a few." The project will be co-sponsored by the Center for Biotechnology, a State-funded organization that helps New York's life sciences industry capitalize upon the resources of the University to promote product commercialization and industry growth. According to Diane Fabel, Director of Operations for the Center for Biotechnology, "this is exactly the type of project and technology we look to co-develop. We look forward to working with Advanced BioPhotonics, Inc., to broaden the clinical and research applications of the BioscanIR."

     About Advanced BioPhotonics

     Advanced BioPhotonics Inc., headquartered in Bohemia, New York, is a leading developer of functional medical imaging applications using advanced infrared technology for the observation and measurement of changes of photonic activity within tissue. Advanced BioPhotonics provides imaging technology for clinicians and researchers for, disease detection and disease management and drug discovery applications.
     Advanced BioPhotonics' mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting high-resolution infrared technology for biomedical applications. For more information about the Company and its technology, please visit http://www.advancedbp.com/.

     This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


     CONTACT: Advanced BioPhotonics, Inc.
              Denis O'Connor, 631-244-8244
              doconnor@advancedbp.com